EXHIBIT 99.7
Term Sheet
April 14, 2008

Issuer:	Workstream Inc. (the “Company”)

Warrant Holder:	Magnetar Capital Master Fund, Ltd (“Investor”)

Exchange:	Investor will exchange its Special Warrant in a valid 3(a)(9) exchange for a senior secured convertible note (the “Note”) of the Company in the original principal amount equal to the Investor’s Special Warrant Purchase Price (as defined in the Special Warrant), plus any amount described in “Expenses” below. Investor will agree to forebear on certain Triggering Events (as defined in the Special Warrant) and related put rights. Investor will also exchange its other warrant in a valid 3(a)(9) exchange for a new warrant with the same terms, except that such new warrant shall have a reduced exercise price, which shall be equal to (subject to any required approvals) $0.80.

Closing Date:	Upon the execution of final documentation, which is anticipated to be as soon as practicable

Conversion Price:	Closing bid price on the date definitive legal documentation acceptable to Investor in its sole discretion is executed, provided that the conversion price shall not be less than $0.65.

Interest:	Interest will accrue at the applicable federal rate on the date the Note is issued

Maturity:	24 months from the issuance date

Guaranty:	The Note will be guaranteed by 6FigureJobs.com, Inc., and such guaranty will be secured by a pledge of all of the assets of 6FigureJobs.com, Inc. The stock of 6FigureJobs.com, Inc. will be pledged by the Company.

Other Covenants:	The Note shall contain other customary provisions in addition to provisions consistent with those contained in the Special Warrant held by Investor (including, without limitation, trigger events, blockers, etc.). The Note will also contain such other provisions required by Investor, including a mandatory redemption that will be triggered in the event that the stock or any assets of 6FigureJobs.com, Inc. are sold.

Stockholder Approval:	To the extent required by applicable Nasdaq rules and regulations, the Company will hold a stockholders meeting to approve the issuance of the securities, and such meeting, if required, will be held within 120 days of the closing date.

Conditions Precedent:	The consummation of the restructuring is subject to, among other things, (i) execution of written definitive legal documentation acceptable to Investor in its sole discretion and (ii) any approvals to the restructuring required to be obtained by the Company under its Agreement & Plan of Merger, dated as of February 12, 2008, shall be acceptable to Investor in its sole discretion.

Expenses:	The Company shall reimburse the Investor for all costs and expenses associated with the restructuring (including, without limitation, legal fees) regardless of whether the restructuring contemplated hereby is consummated so long as Investor proceeds in good faith up to $30,000 in cash and any amount in excess thereof shall be added to the principal amount of the Note.

Counterparts:	This Term Sheet may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

Nature of Term Sheet:	Except for “Expenses” and “Counterparts” above and this provision (collectively, the “Binding Provisions”), this Term Sheet represents an expression of intent only. Accordingly, none of the parties hereto will be bound by any terms of this Term Sheet other than the Binding Provisions. This Term Sheet and all rights and remedies hereunder or with respect hereto (including, without limitation, specific performance, injunctions or temporary restraining orders or other similar equitable relief, all of which may be sought and obtained without the necessity of posting any bond or other security) are personal to the parties and neither this Term Sheet nor any such rights or remedies (all of which are cumulative) may be assigned without the consent of the other party hereto. Nothing contained in this Term Sheet shall limit or reduce any rights or remedies that any party may have hereunder at law or in equity. Nothing contained in this Term Sheet shall be, or shall be construed to constitute, a waiver, amendment, modification or forbearance of, or have any effect on, any of the terms or conditions or any rights or remedies that Investor may have under Investor’s Special Warrant. Should Investor determine not to proceed with the contemplated restructuring, Investor shall have no obligation or liability related thereto to the Company or any other person or entity.
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DISCLAIMER: This Term Sheet summarizes the principal terms of the proposed restructuring. This term sheet does not constitute either an offer to sell or an offer to purchase securities.

     If the foregoing is acceptable, please so indicate by executing and delivering a copy of this Term Sheet in the space provided below.

WORKSTREAM INC.	MAGNETAR CAPITAL MASTER FUND, LTD

By: /s/ Jay Markell	By: MAGNETAR FINANCIAL LLC
Its: Investment Manager

Title: CFO
By: /s/ Doug Litowitz

Title: Counsel
DISCLAIMER: This Term Sheet summarizes the principal terms of the proposed restructuring. This term sheet does not constitute either an offer to sell or an offer to purchase securities.

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